Exhibit 99.2

FINAL TRANSCRIPT

Aug. 04. 2005 / 5:30PM, FSTC - Q2 2005 Fastclick, Inc. Earnings Conference Call

FINAL TRANSCRIPT

Conference Call Transcript

FSTC - Q2 2005 Fastclick, Inc. Earnings Conference Call

Event Date/Time: Aug. 04. 2005 / 5:30PM ET

Event Duration: N/A

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

Fred Krupica

Fastclick, Inc. - CFO

Kurt Johnson

Fastclick, Inc. - CEO

CONFERENCE CALL PARTICIPANTS

Youssef Squali

Jefferies & Co. - Analyst

Mark Mahaney

Smith Barney - Analyst

Heath Terry

Credit Suisse First Boston - Analyst

Christa Quarles

Thomas Weisel - Analyst

Justin Evans

Langley Capital - Analyst

Ben Atkinson

Gagnon Securities - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Fastclick second-quarter earnings conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Thursday, August 4, 2005. I would now like to turn the conference over to Fred Krupica, Chief Financial Officer. Please go ahead, sir.

Fred Krupica - Fastclick, Inc. - CFO

Thank you, operator. Good afternoon, and thank you for joining us today on the second-quarter 2005 earnings call for Fastclick. I’m Fred Krupica, Chief Financial Officer for Fastclick. This call is also being broadcast over the Web and can be accessed from the investor relations section of the Company’s website at www.fastclick.com. With me on today’s call is Kurt Johnson, Chief Executive Officer of Fastclick.

We would like to remind you that during the course of this conference call, Fastclick’s management will make forward-looking statements including predictions and estimates that involve a number of risks and uncertainties, including statements as to the plans and objectives of management for future operations and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts, but are rather based on the Company’s current expectations and beliefs. Words such as may, will, expects, intends, plans, believes, seeks and estimates and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from any future performance suggested in the Company’s forward-looking statements.

We refer you to the Company’s SEC filings, including the most recent 10-Q, for important risk factors that could cause actual results to differ materially from those contained in any forward-looking statement. The Company takes no responsibility to update these forward-looking statements based on changes which occur after this conference call. A replay of this call will be available on the Investor Relations section of our website later this afternoon.

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And now, I would like to turn the call over to Kurt Johnson, Fastclick’s Chief Executive Officer.

Kurt Johnson - Fastclick, Inc. - CEO

Thank you Fred.  I’d like to welcome everyone to Fastclick’s 2005 second-quarter conference call. I am really excited about the positive results that we have been able to deliver as a new public company and the continuing strength we are developing in a very attractive and rapidly-growing industry.

During the quarter, we continued to successfully execute on a long list of key initiatives to deliver against a solid strategic plan. These successes include continuing to diversify our customer base through continuous new account wins, diversifying our revenue and strengthening our business through enhancements to our product mix and further increasing the size and improving the quality of our publisher network, all while we tightly manage costs and deliver attractive profits.

Today, I will provide an overview of the results for the second quarter and discuss key elements of our business in the market we address. After that, I will turn the call back over to Fred to go over the details of our financial results. I will then share our view for the balance of the year and provide you with a roadmap as to how we will finish out an exciting 2005.

First, let me address our current performance. Overall, it was a tremendous quarter. During the period, we grew revenues by 58% year over year to $19.3 million. This organic growth, as strong as it was in far exceeding the industry average and outpacing many of our direct competitors, was without the benefit of our anticipated Search optimization product.

We originally expected to commercially launch this product during the second quarter. However, in order to ensure we had an industrial-strength offering that will set a new standard in search marketing performance, we consciously delayed the launch of the product. I’m proud to say that we now have had extremely positive beta trials with some of our top advertiser clients, and are now poised to commercially launch the product this month. We now have great visibility into this product’s potential, and you can count on Search having a significant impact on our results for the balance of this year. I’ll share those details in a minute.

The profitability of our business was exceptionally strong during the quarter, even as we continued our investment in technology development and building out the infrastructure of our organization. We delivered an adjusted EBITDA profit of $2.8 million in Q2, which represents a 54% increase year over year. This growth rate is even more impressive if you consider that we were a private organization last year, and now have public company costs reflected in our current results.

As we look at the makeup of our core business, the Fastclick Ad Network, we have continued to build on our strength as the single largest independent publisher network in the industry. We finished the second quarter with over 9,000 websites in our network, delivering a record 27.5 billion impressions for the period, or a 17% growth in impression volume over Q1 of this year. This impressive growth demonstrates our considerable ability to continue to gain significant additional inventory in what many have viewed to be a growing competitive environment.

The growth of our advertising inventory during the period was also fueled in part by the number of new publishers joining our network. During the second quarter, we continued to experience record levels of publisher applications. However, of the more than 7,400 sites that applied to our network, we accepted only 16% as we continued our focus on adding only high-performing media that converts attractively for our advertisers. Moreover, we actively managed over 200 sites out of our network due to substandard performance.

We believe we are in an enviable position, in that our high-quality publisher partners continue to make available an increasing supply of inventory to us. So, to be clear, we are definitely not supply-constrained. To absorb this growth in inventory, we are adding new advertisers at a rapid clip, adding nearly 100 new advertisers in the second quarter alone, or a 13% increase quarter over quarter. As these advertisers set up their campaigns and experience the robust set of tools and media performance we offer our clients, we expect continued strong growth in the demand side of the inventory equation.

This focus on not only increasing the quantity of our ad inventory but also the quality ensures we offer the highest levels of campaign performance for our advertising customers. During the quarter, we continued to maintain our number three ComScore media metrics ranking for our network, providing advertisers a single-source access to over 114 million unique Internet users that represent some of the most desirable consumer demographics in the United States. To be sure you understand the power of our size, we are larger than AOL Network and the MSN Network, who are number four and five, respectively.

The superior performance of our proprietary optimization technology, the extensive reach of our network and our outstanding customer service have all led to continued strong customer retention in Q2. During the period, we retained more than 90% of our top 100 advertisers. Now, that’s an amazing statistic in any media model. We also successfully executed on our revenue diversification initiatives, as we grew our customer base to over 540 advertisers in Q2, with no single advertiser accounting for more than 10% of our total revenues.

We attribute this 13% sequential increase in advertisers to our sales team’s success in developing agency relationships in key markets. We look forward to further penetrating the agency market, as these accounts tend to represent more branded dollars, and typically spend larger budgets during the later part of the year.

Our current sales force outperforms the industry average production by three to four times, primarily due to our high client retention and higher customer spend. We are continuing to scale the sales team, and expect to have 24 quota-carrying reps by year end from 14 currently.

During the quarter, we further diversified our revenue mix by ad format. We previously stated our goal is to reduce the percentage of revenue from pop-under ads to eliminate any concentration issues. We have continued to successfully execute on that goal, as pop-under ads accounted for only 35% of our revenue in Q2, down significantly from 51% in Q2 of last year and 40% in Q1 of this year.

Further, when you take pop-unders out of the equation for Q2, we grew our remaining in-page ad format revenue by over 100% year over year on 170% year-over-year impression growth. So our corporate business is growing better than ever, and we are pleased with the product mix results we are achieving as we continue to reduce the risk in our business and build for a stronger future.

In looking at pricing during the quarter, we achieved an average CPM of approximately $0.70, compared to an average CPM price of $0.80 in Q1. This pricing difference was a function of a change in the product mix, as lower-priced add formats represented a larger percent of our total revenue.

In May, we embarked upon an initiative to gradually increase prices throughout our network, and we were able to see an average increase of about 10% across all ad formats during the balance of the quarter. We are continuing to drive this positive trend, and are seeing even greater results in Q3, as average CPM prices are trending 10% higher relative to Q2.

Now, let me tell you a little bit more about our Search optimization product and why we are extremely excited to be launching this new offering this month. As we all know, Search advertising is a huge $6 billion market opportunity. We have now finished the advanced development of our optimization product, and are achieving results with our beta customers that far exceed our original expectations. The reason for this success is that our product is, by far, the most advanced search product in the market, as we have developed patent-pending predictive modeling and advanced analytics to maximize campaign yield in an entirely automated fashion.

Unlike simple rules-based bid management systems, our system analyzes the performance of every keyword on the major search engines every hour of the day, while simultaneously modeling expected performance based on a number of campaign and product variables to deliver superior results. In fact, we are seeing clients achieve as much as a 60% reduction in their customer acquisition costs, significantly improving their marketing ROI.

Although this product is a bit behind schedule, believe me, it’s worth the wait, as virtually 100% of our customers are spending significant dollars on search marketing. So we are excited about this product having an immediate audience that we already have a trusted relationship with to fuel the product’s successful launch.

Now, let me turn the call back over to Fred to provide more detail on our financial results.

Fred Krupica - Fastclick, Inc. - CFO

Thank you, Kurt, and, again, thank you everyone for joining us this afternoon. As Kurt reported, our second-quarter 2005 revenue was $19.3 million, a 58% increase compared to the $12.2 million for the second quarter of 2004. Adjusted EBITDA, which excludes stock-based compensation, was $2.8 million for the second quarter of 2005, an increase of approximately 54% from the $1.8 million for the second quarter of 2004. This excellent EBITDA demonstrates the strength of our business model and management’s ongoing focus on operating efficiencies across our operations.

Net income for the second quarter 2005 was $1.5 million, or $0.07 per diluted share on a GAAP basis, compared to $1.7 million, or $0.15 per diluted share in the second quarter of 2004. The prior-year quarterly net income benefited from a lower tax rate during the second quarter 2004, due to the Company’s S corporation status. On September 27th of ‘04, Fastclick revoked its subchapter S corporation status and began operating as a C corporation.

The GAAP effective tax rate in Q2 ‘05 came to 36.5% and is applied to GAAP income before income taxes, which includes the cost of stock-based compensation, a non-cash and non-deductible item. For the full year of 2005, we continue to expect the effective tax rate to be in the range of 42 to 43%.

Gross margin was 34% for the second quarter 2005, flat with Q1 ‘05.

Approximately 20% of revenue in Q2 ‘05 came from CPA performance-based campaigns. Approximately 5% was CPC. and the remainder, around 75%, was CPM-based during the second quarter.

Looking at some details as to our operating expenses, sales and marketing expenses came to $2.0 million, or 11% of revenue in the second quarter. This is within our expected range between 11 to 13% of revenue during 2005, as we expand our resources and grow our customer base of advertisers.

Technology expenses came to $ 0.7 million, or 4% of revenue in the second quarter of 2005. As we reported previously, we are continuing to invest in enhancing our existing technology and developing new products. We expect technology and product development to be in the range of  4 to 6% of quarterly revenue, with the absolute dollar value of technology spending growing as revenue ramps during the year.

G&A expenses came to 1.4 million or approximately 7% of revenue during the second quarter. We would expect to see G&A in the range of $1.5 million to $1.7 million per quarter for the remainder of 2005, as we incur costs to comply with Sarbanes-Oxley and other public company expenses, but we expect G&A to decrease as a percent of revenue as revenue ramps over time.

Stock-based compensation in the quarter was $0.6 million.

Now, let me look at a few items on our balance sheet. Cash and short-term investments ended the quarter at $81.2 million, and we had no long-term debt. Total accounts receivable came to $10.0 million for Q2 ‘05, with DSOs at 47 days, compared to 48 days at the end of Q1 ‘05, within the range of management’s expectations.

We are very pleased with the strong results for the second quarter of 2005. Moving forward, for the third quarter of 2005, we expect total revenue to be in the range of $20 million to $21 million. With a continued investment in expanding our sales force to support anticipated sales growth, and engineering staff for product development, adjusted EBITDA is expected to be in the range of $2.8 to $3.0 million for Q3 ‘05.

For the full year 2005, with our product and other initiatives building on the traditional fourth-quarter seasonality, when the industry typically sees traffic increase 20% or more with the holiday period, we are reiterating our full-year revenue guidance in the range of $88 to $92 million and an adjusted EBITDA $12 million to $13 million for the full year 2005.

Let me now turn the call back over to Kurt for some comments and details on our outlook.

Kurt Johnson - Fastclick, Inc. - CEO

Thanks, Fred. Now, let me take you through more detail on how we plan to deliver on the guidance Fred just reconfirmed. First of all, we have been working on a number of key initiatives designed to generate significant incremental value and revenue from the core ad network product. These enhancements include contextual, demographic and geographic targeting. By being able to leverage these attributes, we will further enhance our industry-leading optimization technology to further improve the yield of our network and drive more value for publishers and advertisers. We believe the net result of these additions will be increased spending on our network by driving even greater ROI across a broader set of inventory for our advertisers.

Secondly, we continue to make significant progress in our pricing initiatives, and are seeing great results in driving higher effective CPM rates across all of our ad formats. Given how well our technology drives superior ROI and that our network prices are well below our main competitors, we have a lot of headroom in managing our pricing structure upwards. We continue to see the positive results here, as new campaign rates are coming in significantly higher than our internal targets.

Further, we have a significant opportunity to better monetize our huge impression growth. For example, our network has approximately 3 to 4 billion impressions per month that are unsold. As we build out the sales team and bring on more advertisers, we’re going to fill that inventory and substantially drive top-line growth that flows right down to bottom-line results.

Finally, given our new Search product success, we confidently believe we can generate approximately $2 million in incremental revenue for the year from this exciting new product. When you combine these elements, along with the success we’re achieving in taking greater market share and the strong seasonality lift we traditionally benefit from in Q4, we’re confident in our ability to deliver on the guidance we originally provided when we became a public company back in April.

We thank you for joining us today, and we’d now like to open up the call for your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Youssef Squali, Jefferies & Co.

Youssef Squali - Jefferies & Co. - Analyst

If I understand your impression growth, the 17% is actually the low of what you have done in the last six quarters, if my numbers are correct. Did you have to do any traffic cleaning throughout the quarter that may have accounted for the lower impression growth? That’s one.

And second, your guidance implies what kind of growth — or what kind of assumptions are baked into your guidance when it comes to pricing? And then I have a follow-up.

Kurt Johnson - Fastclick, Inc. - CEO

In terms of the impression growth of our inventory and the growth of our network overall, we’re constantly looking at how to improve performance. And so, we will be taking proactive action against certain publishers that might be changing the format of their websites, where there may have traffic that is not converting for our advertisers. So we’re constantly kind of pulling the herd, so to speak, to make sure that we have a top-performing performance-based ad network.

In the quarter, I mentioned that we terminated approximately 200 publishers along those lines for various reasons, and that comes into play in terms of what that impact on impression growth might be. But having said that, as I talked about earlier in the presentation, we have an incredible amount of unsold inventory that is at our disposal, literally, to further monetize and drive our revenue going forward. And a big part of that is factored into our Q4 guidance and our expectations there.

Youssef Squali - Jefferies & Co. - Analyst

And in terms of pricing?

Kurt Johnson - Fastclick, Inc. - CEO

In terms of pricing, we do have some price elements, some appreciation, certainly into our model. And actually, what we’re seeing is that the new IOs that we are getting in as we have executed on this strategy, starting back in the middle of Q2, we are seeing prices come in at 150%, on average, above what our targets are. So we’re pretty excited about that opportunity, and certainly think we have a lot of headroom in which we can execute more of those price increases.

Youssef Squali - Jefferies & Co. - Analyst

And in terms of contributions from Search in the third quarter, is it fair to assume that there is really not much in Q3, and all of the $2 million should be hitting in Q4?

Kurt Johnson - Fastclick, Inc. - CEO

We do expect to, certainly, generate a certain amount of revenue in Q3. But it’s a new product that is getting traction. We’re very excited about the opportunities, and we think, once it hits, it’s going to hit big. And so we do have it weighted more towards Q4 revenue.

Operator

Mark Mahaney, Smith Barney.

Mark Mahaney - Smith Barney - Analyst

If I could ask for a few more details on that search engine optimization, any color at all on how you will price it? And then, any more details on how many customers you have already beta-tested this with? Do you plan on testing it with other customers, or is it beyond the beta stage with all customers?

Kurt Johnson - Fastclick, Inc. - CEO

In terms of the pricing model and the business model for Search, we will be selling that on a CPC basis or a CPA basis. In terms of the gross margins, we’re looking at this as a 20, 25% gross margin business. But the volumes, as you’re probably very well aware, are significant. So we’re pretty excited about the incremental bottom-line results this product is going to drive for us.

In terms of the status of the product, we are rolling it out. It’s a full commercial launch, where we have rolled our beta customers into paying commercial customers, and we are seeing great results there — as I mentioned, in some cases, up to 60% reduction in the advertisers’ customer acquisition costs. So, as this continues to get traction and we prove out our results on a more sizable level, we think this could really take off.  So we are very excited about the opportunity here.

Operator

Heath Terry, Credit Suisse First Boston.

Heath Terry - Credit Suisse First Boston - Analyst

You’ve talked a lot about the kind of relationship between supply, in terms of the inventory that you have got access to and demand from advertisers. Can you tell us how that relationship has kind of changed over the quarter? Are you getting to a point where inventory — at least the kind of quality inventory that you would like to have — is getting more difficult to access? Certainly seeing plenty of places where prices are going up across online, and just kind of wondering how that is impacting your business?

Kurt Johnson - Fastclick, Inc. - CEO

In terms of our access to quality inventory, where pricing gets really competitive is when you are trying to buy that inventory from the major portals or larger websites. Our network is comprised primarily of smaller sites. We certainly do have portal traffic, but it equates to about less than 5% of our total revenue. So we’re not seeing the pricing pressures to that extent, and as I had mentioned earlier, we’re continuing to see a record level of publishers apply to our network. So the inventory keeps coming, and I think that’s a function of how well we perform for our publisher partners and the reputation we have in the industry.

Operator

Christa Quarles, Thomas Weisel.

Christa Quarles - Thomas Weisel - Analyst

A couple of questions. First, can you indicate what percentage of your business is now directed through agencies?

Second, you just mentioned that you expected the gross margins on the Search business to be at about 20 to 25%. I think I had had in my notes before that you were closer to 35% on that. I was just wondering what was the impetus for that change, perhaps.

And then, as I look at your guidance in Q4 — even with, I guess, loading all 10 million of the Search into Q4 — it still seems like a pretty sizable ramp, despite the seasonality.  So, I was just wondering if you could give us some visibility on the non-Search piece of your business, and sort of how you feel comfortable with that in Q4.

Kurt Johnson - Fastclick, Inc. - CEO

Yes, absolutely. In terms of our agency percentage, we have really done a great job here building out the sales team in key markets in New York and in San Francisco so forth, and have increased agencies to approximately  20% of our total revenue mix, so they are becoming a more important element of our business. And we’re pretty excited about that, given the kind of dollars they bring to the table, especially in the holiday Q4 period of time.

In terms of the margin, Search, we are seeing in our beta test where we’re able to achieve exactly what you said, about 35% gross margin, 30 or 35%. I think, in our view, we’re being conservative. I think the performance improvement that we’re able to achieve here, at least in the initial stages, certainly warrant that we could drive that 35% gross margin. But in our modeling, we’re just being a little bit conservative on that side.

Then, in terms of Q4, we have historically seen about a 20 to 25% seasonality lift. As our business, like I said, is comprised of more agency-driven dollars, those dollars tend to be more seasonal, and we expect to receive an even greater proportion of seasonality increase. We see the increase not only in more demand, but in the higher prices, as well. And, as I talked about, we have some great headroom in order to increase those prices to drive that revenue higher.

I think, more importantly, what we have done is executed on the enhancements to our network and the technology that we have, and adding the contextual element, the demographic element and geographic targeting. As we become more granular in our assessment of the traffic on the network we’re able to break that down and do better matching between the advertiser and the publisher, and the advertiser’s desire to get that targeted traffic with the right demographic that they are looking for, for new customers.

As we bring these new technological and operational elements into play, that’s going to help us significantly drive our revenue by making inventory more specific, more identifiable and quantifiable, in terms of what it actually is, and enable us to sell that on a much more targeted fashion at significantly higher prices. So all these elements are coming into play to really give us confidence, and we’re very excited to be able to ramp the business to that fourth-quarter level.

Christa Quarles - Thomas Weisel - Analyst

Just one quick follow-up, if I may. The percentage of impressions that you discussed that are unsold — and it sounds like this matching might help improve that — I was calculating quickly about 40% go unsold. First, is the 27.5 billion you talked about — does that include the unsold impressions? And then, sort of what is the upper bound that we should think about, in terms of a sell-through rate on the network?

Kurt Johnson - Fastclick, Inc. - CEO

To answer your question, the 27 billion does not include the unsold impressions, so we would add to that the 3 to 4 billion impressions a month. In terms of the upper bound, certainly 100% sell-through would be great, but our core business is based on delivering the right traffic to advertisers that works for them specifically and quantifiably. So we’re not going to be able to achieve 100% sell-through. So we think realistically, maybe an 80 to 85% sell-through is something that we certainly can achieve.

Operator

Justin Evans (ph), Langley Capital.

Justin Evans - Langley Capital - Analyst

Congratulations on growing your advertiser base by 22% in one quarter; that’s great. Did the publisher network grow this quarter?

Kurt Johnson - Fastclick, Inc. - CEO

As we talked about earlier, Justin, the publisher network — while we have growth in websites and so forth, we have been pretty proactive. We have so much inventory now that our focus has really been on improving and maintaining quality, as we always have historically, maybe even been more focused in Q2.

Justin Evans - Langley Capital - Analyst

And how about headcount? Where are you guys now on headcount total?

Fred Krupica - Fastclick, Inc. - CFO

Headcount right now is about just north of 100; I think it’s at 103, as of today.

Justin Evans - Langley Capital - Analyst

Great. And one last question.  Can you talk about the search engine optimization competitive landscape? It seems like a great, great product. I think Mahaney said in his last note that there’s no equivalent large-scale solution out there. Can you guys talk about that at all?

Kurt Johnson - Fastclick, Inc. - CEO

Yes. We really looked at the marketplace before we started to develop the product, and with an eye to maybe acquire a company that would have those capabilities. And what we found is that nobody out there really had the kind of technology that would be on the same level as our Ad Network display optimization technology. So, given that, we undertook the effort to build it ourselves, and have successfully done so.

So we’re pretty excited about the competitive landscape, given that optimization is our specialty. And if you look at the fact that we essentially optimize 27 billion impressions per quarter, we have the size, scale and intelligence to apply that to optimizing keywords and key terms in a very automated, scalable fashion. So we don’t see any real direct competitors out there, and as such, we think this is going to be a great product for the market.

Justin Evans - Langley Capital - Analyst

And you are protecting it with patents, I think you said, also?

Kurt Johnson - Fastclick, Inc. - CEO

Yes.

Justin Evans - Langley Capital - Analyst

I spoke to one of your customers who are testing that out in beta, and I hear it’s very good. It seems like it’s going to be the tail that wags the dog. That’s great. Congratulations, guys, and good luck.

Operator

(OPERATOR INSTRUCTIONS). Ben Atkinson (ph), Gagnon Securities.

Ben Atkinson - Gagnon Securities - Analyst

Yes, that was an impressive quarter, given that you did not roll out the Search product and still did quite well on the earnings side. Congratulations.

I have a question on the pop-unders. Are you expecting that the percentage will continue to drop over the rest of the year?

Kurt Johnson  - Fastclick, Inc. - CEO

Yes, that is actually our strategic plan. We have taken a very disciplined approach to build a very strong organization. We are not short-term opportunistic; we’re looking at long-term shareholder value. So we continue to manage that ad format down as a percentage of our overall revenue, and are expecting to see similar trends that we saw from Q1 to Q2 occurring throughout the balance of this year.

Ben Atkinson - Gagnon Securities - Analyst

And you mentioned in your comments, Kurt, that you think you’re gaining inventory at your existing publishers, I believe is what you said? Is that accurate? And if so, could you just talk a little bit about that? Because it does sound as if perhaps more people are trying to get their hands on inventory.

Kurt Johnson - Fastclick, Inc. - CEO

I think what is very unique for us is that we’re well-positioned in the marketplace where we have the automated network, where publishers can apply to our network and join us without a lot of hands-on effort. And as we develop the technology to drive value for publishers and driving revenue and prices for them, we just developed a great following within the industry, and that reputation continues to drive more and more publishers to apply to our network. So a lot of these people, if you were trying to compete against that inventory, it would be very hard for you to go out and identify the 9,000 sites on our network and then try to be competitive against us for that inventory — whereas, if you are buying portal inventory, people readily network where to go to get portal inventory.

So, we have seen some great trends, you know. More and more percentage of their available inventory they are allocating to us, and so we think that’s a great dynamic, as we continue to build out our business and further monetize that inventory for our publisher partners.

Ben Atkinson - Gagnon Securities - Analyst

You talked about, also, rolling out some other new products during the year. Could you talk a little bit about the non-Search new products that you might be getting involved in?

Kurt Johnson - Fastclick, Inc. - CEO

Okay, talk a little bit about the enhancements to the Ad Network with the contextual targeting, with the geographic targeting and demographic targeting. And this really enhances our overall optimization technology, to make that perform better on a more scalable fashion and really continue to drive enhanced ROI for the advertisers. So we’re pretty excited about getting those capabilities in place, which we’re executing on and seeing that in full effect during the fourth quarter.

Ben Atkinson - Gagnon Securities - Analyst

And finally, could I just ask — there was an increase in prepaids from the previous quarter, prepaid expenses. I was just wondering, Fred, if you could give a little color on that?

Fred Krupica - Fastclick, Inc. - CFO

Actually, a good part of that, Ben, is prepaid insurance that we have for D&O. You have to pay that upfront, once you become a public company. And then, secondly, there’s a lot of accrued interest in there for the portfolio.

Operator

Gentleman, at this time, there are no further questions. Please go ahead.

Kurt Johnson - Fastclick, Inc. - CEO

Great. We thank everybody for their participation, and we look forward to our next quarterly call.

Operator

Thank you, ladies and gentlemen. This concludes the Fastclick second-quarter results conference call. If you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000 with the reservation number of 11034889 followed by the # sign. (OPERATOR INSTRUCTIONS). You may now disconnect. Thank you very much for using AT&T Teleconferencing.

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